Exhibit 10.1

OMNIBUS AMENDMENT AGREEMENT

This Omnibus Amendment Agreement (this “Agreement”) is entered into by and between CYRUSONE LLC, a Delaware limited liability company (“Employer”), and Venkatesh S. Durvasula (“Employee”) on February 26, 2020 (the “Effective Date”) based on the following facts:

WHEREAS, Employee is employed by Employer and its affiliates as President - Europe pursuant to that certain Employment Agreement by and between Employer and Employee dated as of January 24, 2013 (the “Employment Agreement”), as modified by that certain offer letter dated as of November 6, 2018 (the “Offer Letter”); and

WHEREAS, Employer and Employee previously entered into that certain Transition and Separation Agreement, dated as of January 13, 2020 (the “Separation Agreement”); and

WHEREAS, the Board of Directors of CyrusOne Inc., a Maryland corporation (“CyrusOne” and such Board, the “Board”), has appointed Employee as the President & Chief Executive Officer of CyrusOne presently on an interim basis; and

WHEREAS, in connection with such appointment, Employer and Employee wish to continue Employee’s employment with Employer and to amend each of the Separation Agreement, Employment Agreement and Offer Letter accordingly.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.	Termination of Separation Agreement. As of the Effective Date, the Separation Agreement shall be terminated in its entirety, without consideration, and shall be of no further force or effect. For the avoidance of doubt, as of the Effective Date Employee’s employment with Employer and its affiliates (collectively, the “CyrusOne Group”) shall continue in accordance with the terms of the Employment Agreement and the Offer Letter, as modified by this Agreement, and Employee shall not be entitled to receive any additional payments or benefits provided for under the Separation Agreement, provided that Employee shall be entitled to retain any such payments or benefits that may have been provided to him therewith on or before the Effective Date.

2.	Amendment to Employment Agreement. As of the Effective Date, the Employment Agreement, as modified by the Offer Letter, shall be amended as follows:

A.	Section 3(a) of the Employment Agreement shall be deleted in its entirety and replaced with: “Employee shall serve as President & Chief Executive Officer of CyrusOne on an interim basis. Employee shall report directly to the Board of Directors of CyrusOne (the “Board”). During the interim basis, Employee will not serve as a member of the Board, but in his role as the President & Chief Executive Officer of CyrusOne, the Board will expect Employee, and Employee shall be allowed, to participate in regular Board meetings.”

B.	Sections 4(a) and 4(b) of the Employment Agreement shall be revised to reflect the Base Salary and Bonus target (each, as defined in the Employment Agreement) approved by the Board on the Effective Date, i.e., $700,000 per year and 175% of Base Salary, respectively.

C.	Section 4(d) of the Employment Agreement shall be deleted in its entirety and replaced with: “Compensation Review. On at least an annual basis during the Term, the Base Salary and Bonus target shall be reviewed and subject to increases at the discretion of the Board”.

D.	The reference to CyrusOne in the definition of “Cause” shall be replaced with “the Board”.

E.	The severance entitlements set forth under Section 13(d) of the Employment Agreement shall be amended consistent with Schedule A attached hereto. Employer and Employee acknowledge and agree that the intention of such amendments is to provide that the cash severance entitlements under Section 13(d) of the Employment Agreement and the vesting of any then-outstanding 2018 and 2019 long-term incentive awards will, in each case, be no less favorable than what Employee would have received under the Separation Agreement if it had not been terminated pursuant to Section 1 of this Agreement. Employer and Employee further agree that in the event Employee is appointed President & Chief Executive Officer of CyrusOne on a permanent basis, Employer and Employee will in good faith negotiate a new employment agreement with the intent of entering into such agreement as soon as practicable following such appointment.

Except as set forth in this Agreement, all terms and conditions of (1) the Employment Agreement, as modified by the Offer Letter, and (2) any applicable equity award agreements shall remain unchanged and in full force and effect in accordance with their terms. Employer and Employee acknowledge that the Board intends to review such compensation and benefits as soon as practicable following the Effective Date.

3.	Successors. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employee and his heirs, administrators and assigns.

4.	Acknowledgement. The parties represent that they have read this Agreement, that they understand all of its terms, and that in executing this Agreement they do not rely and have not relied upon any representations or statements made by the other with regard to the subject matter, basis or effect of this Agreement.

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5.	Entire Agreement. Employee and Employer finally agree that, together with the Employment Agreement, as modified by the Offer Letter, and any applicable equity award agreements, each as modified by this Agreement, this Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments and writings with respect to that subject matter, including the Separation Agreement; (iii) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions. THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN. THE PARTIES HAVE OBTAINED AND CONSIDERED SUCH LEGAL COUNSEL AS EACH DEEMS NECESSARY TO ENTER INTO THIS AGREEMENT. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EMPLOYEE

/s/ Venkatesh S. Durvasula
Dated:	February 26, 2020

CYRUSONE LLC

By:	/s/ Robert M. Jackson
Its:	Executive Vice President, General Counsel and Secretary
Dated:	Feburary 26, 2020

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Schedule A

1.	Section 13(d)(i) shall be amended to provide that the lump sum cash payment amount set forth therein shall be no less than two million two hundred thousand dollars ($2,200,000), i.e., 2.0 times the sum of (A) Employee’s annual Base Salary rate and (B) Employee’s annual Bonus target, each as in effect as of immediately prior to the Effective Date.

2.	Section 13(d)(ii) shall be amended to provide that any portion of Employee’s 2018 and 2019 equity-based awards that remain outstanding upon Employee’s termination pursuant to Section 13(d) will accelerate in full at the time of such termination, with any performance-based vesting criteria deemed achieved at the target level of achievement. Vesting of performance-based awards shall be reduced by the number of shares under such award that have previously vested. The provisions of Section 13(d)(ii) shall apply, notwithstanding any other provision to the contrary in any agreement relating to the 2018 and 2019 equity-based awards. For the avoidance of doubt, such amendment shall not apply to any other equity-based awards.

3.	Employee shall be paid an additional payment of $366,666, less any amounts that were previously paid to Employee under the Separation Agreement prior to the Effective Date, with such payment made no later than 60 days following any termination under Section 13(d).

4.	Employee shall be paid an additional payment equal to his annual Bonus target, prorated to the date of termination.

5.	Employer and Employee acknowledge and agree that, as a result of Employee’s appointment as President & Chief Executive Officer of CyrusOne, if any other individual is appointed as President & Chief Executive Officer of CyrusOne following the Effective Date and prior to Employee’s termination of employment for any other reason, such appointment shall constitute a “Constructive Termination” for purposes of the Employment Agreement unless Employee expressly waives his rights hereunder in writing.

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